Exhibit 10.22

A G R E E M E N T

BETWEEN:

DUANE READE INC.

-  and  -

LOCAL 340A, NEW YORK

JOINT BOARD, UNITE-HERE

*     *     *

April 1, 2004 – March 31, 2005

I N D E X:

DESCRIPTION	ARTICLE NO.

BEREAVEMENT PAY	XIV
CHECKOFF	IX
COLLECTIVE BARGAINING AGREEMENT	II
COMPLETE AGREEMENT	XXII
FAIR TREATMENT & RESPECT	VIII
GRIEVANCES AND ARBITRATION	XIII
HEALTH & SAFETY	XXVI
HOLIDAYS	VI
HOURS OF WORK	V
INVALIDATION	XX
JURY DUTY	XXVII
LAYOFF AND DISCHARGE	VII
MANAGEMENT PEROGATIVES	X
NOTICES	XVIII
RECOGNITION AND UNION SECURITY	I
RETIREMENT FUND	XVII
SENIORITY	IV
SICK LEAVE	XV
STRIKES AND LOCKOUTS	XII
SUCCESSORS	XXIII
TERM OF AGREEMENT	XXI
TRIAL PERIOD	III
UNION ISSUES	XXV
UNION VISITATION	XIX
VACATIONS	VIII
WAGE SCHEDULE	XXIV
WAIVER AND MODIFICATIONS	XI
WELFARE	XVI

AGREEMENT made and entered into the lst day of April, 2004, by and between DUANE READE, INC., 440 9TH Avenue, New York, (hereafter called the “Employer”), and LOCAL 340A, New York, JOINT BOARD, UNITE-HERE, 31 West 15th Street, New York, New York 10011 (hereafter called the “Union”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to cooperate in establishing and maintaining proper and suitable conditions, and to secure uniform and equitable terms of employment and conditions of labor satisfactory to Employer and employees.

NOW, THEREFORE, in consideration of the mutual covenants and agreement hereinafter contained, it is mutually agreed as follows:

ARTICLE I, RECOGNITION AND UNION SECURITY

A.                                   The Employer recognizes the Union as the sole and exclusive bargaining agent for all clerks, pharmacy clerks and cashiers employed in the Employer’s stores (refer to Appendix “A”).

B.                                     It shall be a condition of employment that all employees of the Employer covered by this Agreement, who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing, and those who are not members on the effective date of this Agreement shall on the 60th day following the effective date of this Agreement, or after the execution the of the Agreement, whichever is later, become and remain members in good standing in the Union.  It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall on the 60th day following the beginning of such employment become and remain members in good standing in the Union.

ARTICLE II, COLLECTIVE BARGAINING UNIT

A.                                   The collective bargaining unit covered by this Agreement shall consist of all Covered employees employed in the Employer’s store who are employed for twenty (20)  hours or more per week, excluding store managers, assistant store managers, pharmacists, clericals, individuals supplied by contractors, guards and supervisory employees as may be defined in the National labor Relations Act, as amended.

B.                                     Seasonal employees hired temporarily or supplied by a contractor for the Christmas season no earlier than December 15th and terminated no later than the next January 5th in any year shall also be excluded from the coverage of this Agreement.

ARTICLE III, TRIAL PERIOD

A.                                   A trial period of sixty (60) days shall be in effect for all new employees hired by the Employer, during which period the employee may be discharged with or without cause in the sole determination of the Employer, and such determination shall not be subject to the arbitration provision hereinafter set forth.  The trial period for any new Employee will be extended an additional sixty (60) days upon the Employer’s written request therefore.  Employees retained in the employ of the Employer subsequent to the expiration of such trial period shall be deemed regular employees and placed on a seniority list of the employees of the Employer, such seniority to date back to the beginning of their employment.

ARTICLE IV. SENIORITY

A.                                   Seniority shall be recognized on a store by store basis.  In no case shall seniority in one store be counted as seniority in another store.

B.                                     All things being equal, including ability to perform the job, seniority, on a single store basis, shall govern in all layoffs and rehirings, except that if any specific application of this seniority provision shall cause the Employer a business hardship, such problem shall be resolved by the Employer and the Union towards the end of eliminating such hardship.

C.                                     An employee shall lose seniority in the event of the occurrence of any one Of the following events.

1.                                       Quit

2.                                       Discharge for cause

3.                                       After layoff the employee is notified in writing to return to work and the employee fails to inform the Employer of his intention to so return within 48 hours after receipt of such notice.

4.                                       The employee is on continuous layoff for six (6) months.

5.                                       No show – no call per Company Rules of Conduct and Orientation booklet

D.                                    Employees will be covered without a waiting period, for medical benefits only, in a Company acquired store, providing said employee was covered by a previous medical plan at the time of acquisition.

ARTICLE V.  HOURS OF WORK

A.                                   The regular work week for all full-time employees shall not exceed forty (40) hours per week for any five (5) days out of a seven (7) day week in any store regularly opened seven (7) days per week.  A full-time employee is defined as an employee who averages a minimum of thirty (30) hours per week over a quarter.

B.                                     Overtime shall be paid at the rate of time and one-half for all work over forty (40) hours per week.

C.                                     Part-time employees shall receive payment for vacations and holiday pay On a pro-rata basis of a forty (40) hour work week.

D.                                    All full-time employees shall have the ability to request all available hours in their home stores, in order to maintain their full-time status.  Employees cannot claim hours that they are already working in another store.  It is understood that the employer will accommodate transfers, when the business allows, in stores under the jurisdiction of LOCAL 340A of UNITE.

E.                                      The Company shall make every reasonable commercial effort to maintain an employee ratio of 65% full time and 35% part time employees in all stores represented by LOCAL 340A of UNITE.

F.                                      The Employer will provide a 10-minute paid break for each four-hour block of work time.  The Employer will allow a one half hour unpaid meal break for each six hour block of work time.

ARTICLE VI. HOLIDAYS

A.                                   Each employee who has completed six (6) months of service, excluding absences, shall be off with full pay on all holidays that the store is closed.

B.                                     The holidays to which the employee shall be entitled hereunder shall be:

Washington’s Birthday	Thanksgiving Day
Memorial Day	Christmas Day
Fourth of July	New Years Day
Labor Day

Employees will also be eligible for three (3) personal days each year. Personal days must be approved by the Store Manager, in advance, by giving forty eight (48) hours notice to be paid.  There will be no carryover of personal days.  Eligible days not taken will be forfeited.

C.                                     Should any of the afore-mentioned holidays to which an employee is entitled, fall on his day off or during his vacation, such employee shall, in addition to his regular pay, be paid for such holiday.  Should any employee be called in to work on any holiday to which he is entitled, he shall, in addition to this regular day’s pay, be paid for such holiday.  Exclusive of Holiday Pay, if eligible, employees will only receive overtime pay if they actually work over forty (40) hours in a Holiday week.

D.                                    To be eligible for Holiday pay, employees must work their scheduled days before and after a paid Holiday.

E.                                      Part-time employees shall be entitled to holidays with pay on the same basis as hereinabove set forth but pro-rated in the proportion that their work hours bear to the full work week in the category in which employed.

ARTICLE VII. LAYOFF AND DISCHARGE

A.                                   The Employer shall have the right to determine the number of employees from time to time required in the operation of its business and to determine the necessity for or extent of layoffs.

B.                                     Employees, after the expiration of their trial period, may be discharged only for cause which includes but is not limited to reasons outlined in the company’s Rules of Conduct and Orientation booklet.  In the event of any dispute as to the existence of cause for discharge, such dispute shall be determined in accordance with the grievance and arbitration provisions hereinafter contained.  Unless the Employer receives a written claim of wrongful discharge within two (2) weeks of date of discharge, discharge shall be deemed to be for good cause.

ARTICLE VIII. VACATIONS

A.                                   The Company agrees that, upon request, vacation pay shall be paid prior to the employee’s scheduled time off.  All requests must be made on the pay period prior to the scheduled time off.  It is understood that all eligible vacations must be taken in the calendar year or it will be forfeited.  If an employee requests a delay and/or store management requests the vacation delay, it must be made in writing to the VP/Human Resources, who will respond within seven (7) days, in writing, if the request for delay is rejected.

B.                                     A blackout period will exist from November 1st each year until December 31st of each year where no vacation will be allowed.  An employee will never be paid for vacation in lieu of time off.  Employees who qualify for vacation during the blackout period, November 1 through December 31, shall be eligible to take their vacation after January 1st of the next calendar year.

C.                                     All full and part time employees shall be eligible for vacation pay as follows:

1.                                       Upon completing six (6) months employment – one (1) week

2.                                       Upon completing one (1) year employment – two (2) weeks

3.                                       Upon completing seven (7) years employment – three (3) weeks

4.                                       Upon completing fifteen (15) years employment – four (4) weeks

5.                                       Upon completing twenty (20) years employment – five (5) weeks

Part-time employees shall be entitled to vacation on the same basis as set forth herein, but pro-rated in the proportion that their work hours bear to the full workweek.

FAIR TREATMENT AND RESPECT:

A.                                   The Employer agrees that each employee should be treated with respect and dignity.  The Employer will not tolerate verbal abuse or threats by managers.  Corrective discussions should not be administered in the store selling areas or in front of other bargaining unit employees.  The Union member may request the presence of the Union Steward or other witness at any disciplinary meeting.  Discipline shall be administered in a professional, adult and non-confrontational manner.

B.                                     All written complaints regarding this section shall be addressed within ten (10) calendar days of receipt in the Company’s Human Resource department.  Upon request, the Union will be provided a written summary of all actions resulting from such complaints.

ARTICLE IX. CHECKOFF

A.                                   During the second week of each and every month the Employer agrees to deduct and remit to the Union the Union’s regular membership dues and initiation fees, upon condition that the Union shall furnish the Employer with a lawful checkoff authorization form executed by the employee.

B.                                     The Employer will notify the Union of any revocation of such authorization received by it.

C.                                     This authorization shall automatically renew itself unless written authorization for revocation is submitted as above directed.

D.                                    Any monies deducted, except monies deducted in error, from the employees are to remain the property of the Union, and in no event shall the Employer be permitted to use said monies for any other purpose, but as stipulated above.

E.                                      All monies deducted in accordance with the provisions of this section shall be promptly remitted to the Union or its office with a list of all workers and the amounts of money deducted from each.

F.                                      The Employer agrees to deduct from the wage of its employees who are members and who voluntarily authorize such contributions on forms designated for that purpose, contributions to UNITE HERE, campaign committee.  The amounts deducted pursuant to the voluntary authorization shall be sent to the treasurer of UNITE HERE on monthly intervals.  These transmittals shall be accompanied by a list of contributions made by those employees for whom such deductions have been made.

ARTICLE X. MANAGEMENT PEROGATIVE:

A.                                   Any and all rights and prerogatives of the Employer in the operation and management of its business and the direction of its employees, including the making of work rules in connection therewith, shall be and remain vested in the Employer, except as modified by this Agreement.

B.                                     The management of the business and the direction of working forces is vested exclusively in the Employer.  All employees shall perform any duties to which they may be assigned in the performance of their duties.

ARTICLE XI. WAIVER AND MODIFICATIONS:

A.                                   The failure of either party to enforce any term, condition, covenant, rule or regulation contained herein, shall not be deemed to be a waiver of these terms, conditions, covenants, rules or regulations, nor shall either party be stopped from demanding performance of those terms, conditions, covenants, rules or regulations:

ARTICLE XII. STRIKES AND LOCKOUTS:

A.                                   There shall be no strike, picketing, slowdown, or work stoppage by the Union or its members, or a refusal by any employee to cross a picket line in sympathy with the sponsors of such picket line, and there shall be no lockout by the Employer of any kind whatsoever, during the life of this Agreement.  In the event of an unauthorized strike, picketing, slowdown or work stoppage the Union will immediately disavow such action and will instruct its members to return to work or to their normal level of work.

B.                                     In the event of a breach of Article XII by the Union and/or its members, that the Union does not immediately disavow, the Union will consent to an injunction by a Court of competent jurisdiction and agrees to pay all damages and all costs arising from a breach of this section.  If the Union and/or its members do not disavow, the company, at its election, can Lockout without violating this section.

ARTICLE XIII. GRIEVANCES AND ARBITRATION

A.                                   Any disputes between the Union and the Employer arising out of or under this Agreement shall be first taken up for amicable adjustment between the disputants.

B.                                     If the parties to any such dispute shall be unable to adjust such dispute, then such dispute shall be referred to arbitration.  All complaints, disputes or grievances of whatsoever kind or nature arising between the Union and the Employer concerning any provision of this Agreement, shall be submitted for arbitration to an arbitrator designated by mutual agreement of the parties.  If within ten (10) days the parties fail to reach agreement on the designation of an arbitrator the matter shall be submitted to the AMERICAN ARBITRATION ASSOCIATION which shall submit a panel of arbitrators pursuant to its rules and procedures from which the parties will choose an arbitrator.  The arbitration shall be brought on by written notice sent by the party requesting the same addressed to the other party at the address set forth in this Agreement.  Said notice shall not be required to set forth the issues but should state that a grievance or dispute exists between the parties.  It is expressly agreed between the parties hereto that should any dispute or grievance arise after the sending of such notice, all such additional disputes or grievances shall likewise be arbitrated at the time of the arbitration hearing.  The arbitrator shall upon such notice as he shall give to the parties, (which notice shall be deemed good and sufficient notice), proceed to a hearing at the time and place fixed by him.  If either party fails or refuses or neglects to appear, then the arbitrator shall hear the evidence of the party appearing and render his decision as if both parties had appeared.  The decision of the arbitrator shall be binding upon the parties and the employees and shall have the effect of a judgment entered upon an award as provided by the New York State law.  The parties consent that any papers, notices, process, including subpoenas, necessary or appropriate to institute or continue an arbitration, or to enforce or confirm an award, shall be deemed duly and sufficiently served if served by ordinary mail directed to the party’s address as set forth in this Agreement, or to the party’s attorney.  The arbitrator is empowered to include in his award mandatory and injunctive relief and to assess damages.  The expenses of arbitration hereunder shall be borne equally by the parties hereto.

C.                                     Time shall be of the essence in any arbitration proceeding and both parties to the dispute shall exert their best efforts in obtaining a speedy determination.  The Arbitrator shall not have the authority to issue an award or arbitrate a claim regarding a dispute that occurred more than ninety (90) days prior to the date of the arbitration hearing.

D.                                    Any claim for unpaid compensation to which an employee may be entitled under the provisions of this Agreement shall be deemed waived unless such claim is made within six (6) months from the date when such unpaid compensation may have become due and payable.  Any such claim, made more than six (6) months after it was allegedly due and payable, shall not be subject to the grievance and arbitration provisions of this Agreement.

E.                                      Under no conditions, will the Union be permitted to grieve or arbitrate a violation of Article XII, or any other Article of this Agreement, while the Union and/or its members are in active violation of Article XII.

F.                                      The grievance and arbitration procedure set forth above shall be the sole and exclusive means for the determination of all disputes, complaints, controversies, claims or grievances whatsoever, including unfair labor practices or alleged breaches of this agreement.  Neither party nor any individual employee shall institute any action, charge or proceeding in a court of law or equity or before an administrative agency, state or federal other than to compel arbitration as provided in this Agreement, or with respect to the Award of an arbitrator.  This provision shall be a complete defense to and also grounds for a stay of any action or proceeding instituted to the contrary.

ARTICLE XIV. BEREAVEMENT PAY

A.                                   All covered employees who have been employed six (6) months or more by the Employer shall receive a maximum of three (3) days bereavement leave in the event of the death of a father, mother, sister, brother, child, spouse or legal guardian.  Bereavement leave shall be counted starting with the day after death, and the employee shall be paid for any day he is regularly scheduled to work during such three (3) days of leave.  One additional paid day will be granted for deaths that require travel outside of the tri-state area.

ARTICLE XV. SICK LEAVE

A.                                   Employees who have worked at least six (6) months, excluding absences, shall be entitled to receive five (5) days sick leave with pay each contract year.  Sick leave shall not be cumulative, and unused sick leave days will be paid at the end of the contract year.

B.                                     An employee who claims sick leave pay for taking time off when such employee was not ill shall be subject to discharge for good cause.  The Company reserves the right to verify all absences due to sickness before Payment.

ARTICLE XVI. WELFARE

A.                                   The Employer agrees to pay the Amalgamated Cotton Garment and Allied Industries Health Fund $195.00 per month, effective on the first of the month following a full time employees completion of two hundred and ten (210) days of employment.

B.                                     All full-time employees, following the completion of the two hundred and ten (210) days of employment, will be eligible to participate in the Duane Reade Prescription program. The Union agrees to company-wide co-pay changes, as necessary to the Duane Reade Prescription Plan for the life of this Agreement.

C.                                     The parties agree that Duane Reade Inc. shall continue to make contributions to the Amalgamated Cotton Garment and Allied Industries Health Fund as set forth in the Supplemental Agreement already executed by the parties, except as modified by the Collective Bargaining agreement and any other agreements between the parties.

D.                                    The Company agrees to notify the Union within ten (10) calendar days of terminating health contributions to eligible members.

ARTICLE XVII.          AMALGAMATED COTTON GARMENT & ALLIED INDUSTRIES RETIRRMENT FUND:

A.                                   The Employer agrees to contribute into the AMALGAMATED COTTON GARMENT & ALLIED INDUSTRIES RETIREMENT FUND on behalf of all full-time employees who have completed ninety (90) days of continuous service an amount as specified in the pension supplement to this contract.

B.                                     The parties agree that Duane Reade Inc. shall continue to make contributions to the Amalgamated Cotton Garment and Allied Industries Retirement Fund as set forth in the Supplemental Agreement already executed by the parties, except as modified by the Collective Bargaining agreement and any other agreements between the parties.

ARTICLE XVIII. NOTICES

A.                                   All notices required to be made hereunder must be made in writing, by certified or registered mail, and sent by each party hereto to the other to the addresses respectively set forth hereinabove, unless similarly notified in writing of a change in address.

ARTICLE XIX. UNION VISITATION

A.                                   Representatives of the Union shall be permitted to visit the store of the Employer for a reasonable period of time for the purpose of meeting with the employees and for the purpose of observing whether or not the terms and conditions of this Agreement are carried out.  No more than five (5) named Union representatives shall be engaged in Duane Reade visitations. The Union shall name the five representatives and notify the Company of any changes no more frequently than once every thirty (30) days.  Such visits are not to interfere with the normal operations of the store.

B.                                     The Union shall represent the employees of the Employer and the Employer shall deal with the Union or its duly accredited representative with respect to any matter affecting same.

ARTICLE XX. INVALIDATION

A.                                   Should any section, or portion thereof, of this Agreement beheld unlawful and unenforceable by any tribunal of competent jurisdiction, such decision shall apply only to the specified section or portion thereof directly specified in the decision and not affect the validity or enforceability of the remainder of this Agreement, including but not limited to Article XII.

B.                                     To whatever extent any section or portion thereof in this Agreement is invalidated, the cost savings realized by the Company in executing this Agreement must be recognized.  The Union will work with the Company in regards to salary and benefit programs such that the sum of all changes will equal the cost savings realized by the Company in executing this Agreement.

ARTICLE XXI. SUCCESSORS

A.                                   This contract shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.  In the event that Local 340A merges with another union, that is not currently part of UNITE-HERE and, that represents employees in Duane Reade’s market, Duane Reade Inc., in its sole discretion, may elect to terminate this agreement by providing a thirty (30) day notice of its intention to terminate this agreement.  In the event of a change in control of Duane Reade Inc., the purchaser may elect to reopen this Agreement, providing the stores continue to operate under the Duane Reade name.  If the purchaser elects not to operate the stores under the Duane Reade name, the purchaser can elect to terminate this Agreement by providing a thirty (30) day notice of its intention to terminate this Agreement.

ARTICLE XXII. TERM OF AGREEMENT

A.                                   This Agreement shall be in full force and effect from the lst day of April, 2004 through an including the 31st day of March, 2005 and shall thereafter be automatically renewed for one (1) year unless and until either party shall give to the other, not later than two (2) calendar months prior to the expiration of the original or any such renewal term, a written notice of election not to renew.

B.                                     In the event the parties have not reached agreement on terms for the renewal of this Agreement by the 31st day of March 2005, the expiration date of this Agreement shall be automatically extended until the Union provides the Employer with a sixty (60) day notice of its intent to terminate the extension, it being clearly understood between the parties that said notice to terminate can only be issued if all pending unfair labor practice charges have been resolved between the parties.

ARTICLE XXIII. COMPLETE AGREEMENT

A.                                   It is agreed that this Agreement is a complete agreement and covers all subjects and matters negotiable between the parties.  It may not be changed orally, and may be amended only by a writing signed by the parties hereto.

ARTICLE XXIV. WAGE SCHEDULE

A.                                   Minimum start rate Minimum Wage Employees shall receive an increase of twenty cents per hour ($.20/hr) after sixty (60) days of employment. Employees shall receive a wage increase of ten cents ($.10) per hour commencing on the first day of the month following such employee’s first anniversary date of employment..

B.                                     If there is an increase in the Federal or State minimum wage during the term of the Agreement only employees below the new minimum will be adjusted.

C.                                     Upon ratification, all employees who have completed a year of active service as of April 1, 2004, will receive an across the board increase of thirty cents ($.30) per hour.  This increase will be retroactive to April 1, 2004 and will be paid in lump sum form in the first check following ratification.

D.                                    All employees scheduled to work from midnight to eight a.m. shall receive an additional $1.50 per/hour.

E.                                      All employees who have completed five (5) years of service as of April 1, 2004 will be eligible to receive the following upon ratification of this Agreement.  Full time employees shall receive a bonus of $200.00.  Part-time employees shall receive a bonus of $100.00.

Article XXV. UNION ISSUES:

A.                                   Where physically possible, the Employer will provide a bulletin board for Company and Union business in an employee gathering area (i.e. lounge, break room etc.) and will provide space for Union literature.

B.                                     The Employer agrees to permit a fifteen (15) minute Union orientation at the start of employment for all new hires in stores represented by LOCAL 340A UNITE HERE conducted by the store Union representative.

C.                                     Employer shall adjust the work schedule of a designated Union representative to enable him/her to attend Union meetings once each quarter.

D.                                    All employees may elect to receive eligible pay through direct deposit.

ARTICLE XXVI. HEALTH & SAFTEY ISSUES:

A.                                   The Company agrees to provide the following:

1.                                       A re-usable covering garment for use to protect employee’s clothes.  A supply will be sent to each store and controlled by store management.

2.                                       Clean restrooms and breakrooms

3.                                       Properly ventilated work areas

4.                                       Access to clean drinking water

B.                                     The Company and Union agree to the creation of a five (5) member Health and Safety committee.  This Committee shall meet at the Company’s headquarters once each calendar quarter (four times a year).  The committee will consist of three (3) union store employees and two (2) management employees and a representative of the Union may attend.  The purpose will be to bring environmental issues to the attention of management in the form of recommendations.  Nothing in this paragraph shall obligate the Employer to follow through on the committee’s recommendations.

ARTICLE XXVII. JURY DUTY:

A.                                   The Company agrees to compensate employees for up to three days pay in conjunction with applicable court stipends for time lost while serving on jury duty.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the above date.

LOCAL 340A		DUANE READE INC.
NEW YORK JOINT BOARD, UNITE

By:	/s/ John Gillis	By:	/s/ James M. Rizzo

Date Signed:	November 22, 2004	Date Signed:	November 22, 2004

PENSION SUPPLEMENT

DUANE READE LOCAL 340A UNITE HERE AGREEMENT

Duane Reade Inc. shall make contributions to the AmalgamatedCotton Garment & Allied Industries Retirement fund at the rate of five cents ($0.05) per hour for each compensated hour for all full-time employees who complete ninety (90) days of employment.